UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 31, 2008
ViaSat, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21767	33-0174996

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 31, 2008, ViaSat, Inc. entered into a three year, $85 million revolving credit facility (the “New Facility”) in the form of the Third Amended and Restated Revolving Loan Agreement with Bank of America, N.A., JPMorgan Chase Bank, N.A. and Union Bank of California, N.A. The New Facility amends and restates ViaSat’s existing revolving credit facility (the “Prior Facility”).
Borrowings under the New Facility are permitted up to a maximum amount of $85 million, including up to $25 million of letters of credit, and bear interest, at ViaSat’s option, at either (a) the higher of the Federal Funds rate plus 0.50% or Union Bank of California’s prime rate as announced from time to time, or (b) the London interbank offered rate plus, in each case, an applicable margin that is based on the ratio of ViaSat’s debt to EBITDA. As with the Prior Facility, the New Facility is collateralized by substantially all of ViaSat’s personal property.
The New Facility contains financial covenants, customary representations and warranties, and customary affirmative covenants and negative covenants. The New Facility also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding amounts under the New Facility immediately due and payable.
The foregoing description of the New Facility does not purport to be complete and is qualified in its entirety by reference to the Third Amended and Restated Revolving Loan Agreement, which is filed as an exhibit to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description of Exhibit
10.1	Third Amended and Restated Revolving Loan Agreement dated October 31, 2008 between Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank of California, N.A. and ViaSat, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2008	ViaSat, Inc.
	By:	/s/ Keven K. Lippert
Keven K. Lippert
Vice President and General Counsel

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